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                                                                   EXHIBIT 11(a)

                 ROADMASTER INDUSTRIES, INC. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                              THREE MONTHS ENDED
                                                                      SEPTEMBER 30,          OCTOBER 1,
                                                                          1995                  1994
                                                                          ----                  ----
 Primary:
   Weighted average common shares outstanding during period               49,107                28,725
   Common shares issuable if all warrants had been converted
      at the date of issuance                                                  -                 2,433
                                                                         -------               -------

   Average common shares outstanding for primary calculation              49,107                31,158
                                                                         =======               =======

 Fully Diluted:
   Weighted average common shares outstanding during period               49,107                28,725
   Net common shares issuable on exercise of warrants                          -                 2,433
   Assumed conversion of 8% convertible subordinated debentures due 2003 to common stock as of date of issuance, August 15,
      1993                                                                     -                12,936
                                                                         -------               -------

  Average common shares outstanding for fully diluted calculation         49,107                44,094
                                                                         =======               =======


 Net earnings for computation of primary earnings per share              $(2,203)              $ 2,985


 Interest savings on assumed conversion of 8% convertible
    debentures due 2003 net of tax                                             -                   842
                                                                         -------               -------

Net earnings for computation of fully diluted earnings per share         $(2,203)              $ 3,827
                                                                         =======               =======

 Primary earnings per share:
   Net earnings                                                          $ (0.04)              $  0.10
                                                                         =======               =======

 Fully diluted earnings per share:
  Net earnings                                                           $ (0.04)              $  0.09
                                                                         =======               =======
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